S:\Elize\Agreement\Rockwell\BEE Transaction\ROCK1 EB6 Loan Agreement Georgia.doc
EvB/ea
05.06.08

LOAN AGREEMENT

amongst

GEORGIA AVENUE INVESTMENTS 14 (PROPRIETARY) LIMITED

AFRICA VANGUARD RESOURCES (PROPRIETARY) LIMITED

and

ROCKWELL RESOURCES RSA (PROPRIETARY) LIMITED

TABACKS

TABLE OF CONTENTS

LOAN AGREEMENT

1. PARTIES

1.1 **GEORGIA AVENUE INVESTMENTS 14 (PROPRIETARY) LIMITED**

1.2 **AFRICA VANGUARD RESOURCES (PROPRIETARY) LIMITED**

1.3 **ROCKWELL RESOURCES RSA (PROPRIETARY) LIMITED**

2. INTERPRETATION

2.1 The headnotes to the clauses of this Agreement are inserted for reference purposes only and shall in no way govern or affect the interpretation hereof.

2.2 Unless inconsistent with the context, the expressions set forth below shall bear the following meanings:

"Agreement"	the agreement as set out in this document, together with the schedule thereto
"Ancillary Agreements"	the Pledge, the Exchange Agreement, and the Subscription Agreement, collectively
"AVR"	Africa Vanguard Resources (Proprietary) Limited, registration number 2000/014503/07

"Borrower"	Georgia Avenue Investments 14 (Proprietary) Limited, registration number 2006/034754/07
"Business Day"	any day other than a Saturday, Sunday or official public holiday in the RSA
"Effective Date"	the first Business Day following on the date that the condition precedent is fulfilled
"Exchange Agreement"	the exchange agreement between the Lender and the Borrower to be entered into simultaneously with this Agreement
"HCWD"	H C van Wyk Diamonds Limited, registration number 2001/006812/06
"Interest"	the aggregate amount of interest payable and earned on the Principal from time to time in terms hereof
"Klipdam"	Klipdam Diamond Mining Company Limited, registration number 1994/001754/06

"Lender"	Rockwell Resources RSA (Proprietary) Limited, registration number 2005/023297/07
"Parties"	the Lender and the Borrower, collectively and "Party" shall mean any one of them as the context requires
"Payment Date"	31 December 2008
"Pledge"	the pledge and cession agreement annexed hereto as Schedule "A", in terms of which the Borrower pledges its rights in and to the Qualifying Shares to the Lender
"Prime Rate"	the publicly quoted rate of interest (nominal annual compounded monthly) (as certified by any General Manager of The Standard Bank of South Africa Limited whose authority and/or appointment it shall not be necessary to prove) at which The Standard Bank of South Africa Limited lends on overdraft, to its prime customers in the private sector

"Principal"	an amount of R17,5 million to be advanced to the Borrower by the Lender
"Qualifying Shares"	• 169 ordinary shares of R1,00 each in the share capital of HCWD; and • 1 626 087 ordinary shares of R0,0005 each in the share capital of Klipdam, collectively constituting 11% of the entire issued share capital of each of HCWD and Klipdam
"RDI"	Rockwell Diamonds Inc., a public company duly incorporated and registered under the laws of the Province of British Columbia, Canada
"Richtrau"	Richtrau No 139 (Proprietary) Limited registration number 2006/028710/07
"RSA"	the Republic of South Africa
"Signature Date"	the date of last signature of this Agreement

"Subscription Agreement"	the subscription agreement to be entered into between the Borrower, the Lender, RDI, Richtrau, Durnpike, the Trustees, Klipdam and HCWD in terms of which the Borrower will subscribe for the Qualifying Shares
"Subscription Price"	an amount equal to R17,5 million

2.3 Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause.

2.4 Unless inconsistent with the context, an expression which denotes:

2.4.1 any gender includes the other genders;

2.4.2 a natural person includes an artificial person and *vice versa*;

2.4.3 the singular includes the plural and *vice versa*.

2.5 Unless inconsistent with the context or save where the contrary is expressly indicated:

2.5.1 if any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in this interpretation clause, effect shall be given to it as if it were a substantive provision of this Agreement;

2.5.2 a reference to "days" shall be construed as calendar days unless qualified by the word "business". Any reference to "business hours" shall be construed as being the hours between 08:30 and 17:00 on any Business Day. Any reference to time shall be based upon South African Standard Time.

2.5.3 when any number of days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the next succeeding Business Day;

2.5.4 in the event that the day for payment of any amount due in terms of this Agreement should fall on a day which is not a Business Day, the relevant day for payment shall be the subsequent Business Day;

2.5.5 in the event that the day for performance of any obligation to be performed in terms of this Agreement should fall on a day which is not a Business Day, the relevant day for performance shall be the subsequent Business Day;

2.5.6 any reference in this Agreement to an enactment is to that enactment as at the Signature Date and as amended or re-enacted from time to time;

2.5.7 any reference in this Agreement to this Agreement or to any other agreement or document shall be construed as a reference to this Agreement or (as the case may be) such other agreement or document, as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

2.5.8 no provision of this Agreement constitutes a stipulation for the benefit of any person who is not a party to this Agreement;

2.5.9 references to day/s, month/s or year/s shall be construed as Gregorian calendar day/s, month/s or year/s;

2.5.10 a reference to a Party includes that Party's successors-in-title and permitted assigns.

2.6 The rule of construction that the contract shall be interpreted against the Party responsible for the drafting or preparation of this Agreement, shall not apply.

2.7 The interpretation and/or application of any term or provision of this Agreement shall not be affected by the fact that this Agreement has for convenience and ease of reference been separated into parts.

2.8 The schedules to this Agreement form an integral part hereof and words and expressions defined in this Agreement shall bear, unless the context otherwise requires, the same meaning in such schedules.

3. **RECORDAL**

3.1 The Borrower wishes to subscribe for the Qualifying Shares at par plus a premium in the aggregate equal to the Subscription Price.

3.2 The Borrower requires capital in an amount equal to the Subscription Price to discharge the Subscription Price.

3.3 The Lender has agreed to advance to the Borrower an amount equal to the Principal for purposes of subscribing for the Qualifying Shares.

3.4 The Parties wish to record the terms of their agreement in writing.

4. **CONDITION PRECEDENT**

4.1 This Agreement, save in respect of 1, 2, this 4, 10 to 17 inclusive, which shall be of immediate force and effect, is subject thereto that the Ancillary Agreements are entered into simultaneously with this Agreement and that they take effect in accordance with their terms on or before 9 June 2008 or such later date as the Parties may agree to in writing.

4.2 The Parties undertake to use their reasonable commercial endeavours to procure the fulfilment of the condition precedent as soon as possible after the Signature Date.

4.3 In the event that the condition precedent shall not have been fulfilled by the date specified in 4.1 or such later date as may have been agreed to in writing, this Agreement (save in respect of 1, 2, 4.2, 10 to 17 inclusive, which shall remain of immediate force and effect) shall lapse and be of no force and effect and no Party shall have any claim against any other Party for anything done hereunder or arising herefrom save as otherwise may arise in respect of 4.2.

5. **LOAN AND ADVANCE OF PRINCIPAL**

5.1 On the Effective Date the Lender shall lend and advance the Principal to the Borrower, and the Borrower shall borrow the Principal from the Lender on the terms and conditions set out herein.

5.2 The Borrower is and shall be restricted to use the Principal only to discharge the Subscription Price.

6. **INTEREST**

The Principal shall attract interest at 85% of the Prime Rate from the Advance Date to the date of repayment, both dates inclusive ("Interest Rate").

7. **REPAYMENT OF PRINCIPAL AND INTEREST**

7.1 The Borrower shall repay the Interest and the Principal to the Lender either in a lump sum or instalments, on or before the Payment Date.

7.2 If the Increased Principal and the interest thereon have not been repaid by the Payment Date, then the Lender shall, without further notice, be entitled to enforce the Borrower's Security.

8. UNDERTAKINGS BY THE BORROWER AND AVR

8.1 The Borrower undertakes that it shall not, for as long as any amount remains due and owing to the Lender in terms hereof:

8.1.1 permit a change in:

8.1.1.1 its members and/or its shareholding; or

8.1.1.2 its share capital; and

which shall result in it no longer complying with the economic empowerment criteria prescribed in the Subscription Agreement and/or the Exchange Agreement, as these agreements may be amended from time to time;

8.1.2 incur any other debt of whatsoever nature;

8.1.3 commit itself to acquire any other assets of whatsoever nature; and

8.1.4 dispose, sell, distribute, make-over, cede, transfer, charge and/or encumber any of its assets, including the Qualifying Shares,

without first obtaining the prior written consent of the Lender, which consent shall not unreasonably be withheld or delayed.

8.2 AVR undertakes in favour of the Lender that it shall:

8.2.1 not dispose of any part of its interest in the Borrower until all amounts due and owing to the Lender in terms hereof shall have been repaid in full;

8.2.2 procure that the Borrower, for as long as it holds any of the Qualifying Shares, complies with the black economic empowerment requirements prescribed in the Subscription Agreement and/or the Exchange Agreement, as these agreements may be amended from time to time; and

8.2.3 procure that the Borrower complies with all its obligations hereunder.

9. **SECURITY**

As security for the Borrower's repayment obligations the Borrower shall, simultaneously herewith, execute the Pledge in favour of the Lender substantially on the terms and conditions of the draft pledge annexed hereto as Schedule A.

10. **BREACH**

If a Party ("Defaulting Party") commits a breach of any of the terms of this Agreement and fails to remedy such breach within a period of 15 Business Days after receipt of a written notice from the other Party ("Aggrieved Party") calling

upon the Defaulting Party so to remedy, then the Aggrieved Party shall be entitled, at its sole discretion and without prejudice to any of its other rights in law, either to claim specific performance of the terms of this Agreement or to cancel this Agreement forthwith and without further notice, claim and recover damages from the Defaulting Party, provided that the sole remedy of the Lender in the case of a breach by the Borrower, shall be enforcement of the security instruments referred to in 9.

11. **ARBITRATION**

11.1 Any dispute between the Parties in regard to:

11.1.1 the interpretation of;

11.1.2 the effect of;

11.1.3 the Parties' respective rights and obligations under;

11.1.4 a breach of;

11.1.5 any matter arising out of;

this Agreement shall be decided by arbitration in the manner set out in this clause.

11.2 The said arbitration shall be held subject to the provisions of this clause:

11.2.1 at Sandton;

11.2.2 informally;

11.2.3 otherwise in accordance with the provisions of the Arbitration Act No. 42 of 1965, as amended;

it being the intention that if possible it shall be held and concluded within 21 Business Days after it has been demanded.

11.3 The arbitrator shall be if the question in issue is:

11.3.1 primarily an accounting matter an independent accountant agreed upon between the Parties;

11.3.2 primarily a legal matter, a practising Senior Counsel with no less than 10 years standing agreed upon between the Parties;

11.3.3 any other matter an independent person agreed upon between the Parties.

11.4 If the Parties cannot agree upon a particular arbitrator in terms of 11.3 above within 7 Business Days after the arbitration has been demanded, the nomination in terms of 11.3.1, 11.3.2 and 11.3.3, as the case may be, shall be made by the President of the Law Society of the Northern Provinces within 7 days after the Parties have so failed to agree.

11.5 The Parties irrevocably agree that the decision, in the absence of manifest error, in these arbitration proceedings:

11.5.1 shall be binding on them,

11.5.2 shall be carried into effect,

11.5.3 may be made an order of any Court of competent jurisdiction.

12. NOTICES AND DOMICILIA

12.1 The Parties choose as their *domicilia citandi et executandi* their respective addresses set out in this clause for all purposes arising out of or in connection with this Agreement at which addresses all processes and notices arising out of or in connection with this Agreement, its breach or termination may validly be served upon or delivered to the Parties.

12.2 For purposes of this Agreement the Parties' respective addresses shall be:

the Lender:

Wilds View Level 0
Isle of Houghton
cnr Carse O'Gowry & Boundary Roads
Houghton Estate
Fax: (011) 481-7246

the Borrower:

1st Floor, Block B
Cullinan Place
Cullinan Close
Morningside
Sandton
Fax: (011) 883-6527

AVR: 1st Floor, Block B
Cullinan Place
Cullinan Close
Morningside
Sandton
Fax: (011) 463-3430

or at such other address in the RSA of which the Party concerned may notify the other of them in writing provided that no street address mentioned in this sub-clause shall be changed to a post office box or *poste restante*.

12.3 Any notice given in terms of this Agreement shall be in writing and shall:

12.3.1 if delivered by hand be deemed to have been duly received by the addressee on the date of delivery;

12.3.2 if posted by prepaid registered post be deemed to have been received by the addressee on the 8th day following the date of such posting;

12.3.3 if transmitted by facsimile be deemed to have been received by the addressee on the day following the date of dispatch,

unless the contrary is proved.

12.4 Notwithstanding anything to the contrary contained or implied in this Agreement, a written notice or communication actually received by one of the Parties from another including by way of facsimile transmission shall be adequate written notice or communication to such Party.

13. **VARIATION**

No addition to or variation, consensual cancellation or novation of this Agreement and no waiver of any right arising from this Agreement or its breach or termination shall be of any force or effect unless reduced to writing and signed by both Parties or their duly authorised representatives.

14. **RELAXATION**

No latitude, extension of time or other indulgence which may be given or allowed by any Party to the other of them in respect of the performance of any obligation hereunder, and no delay or forbearance in the enforcement of any right of any Party arising from this Agreement, and no single or partial exercise of any right by any Party under this Agreement, shall in any circumstances be construed to be an implied consent or election by such Party or operate as a waiver or a novation of or otherwise affect any of the Party's rights in terms of or arising from this Agreement or estop or preclude any such Party from enforcing at any time and without notice, strict and punctual compliance with each and every provision or term hereof.

15. **SEVERABILITY**

If any clause or term of this Agreement should be invalid, unenforceable or illegal, then the remaining terms and provisions of this Agreement shall be deemed to be severable therefrom and shall continue in full force and effect unless such invalidity, unenforceability or illegality goes to the root of this Agreement.

16. **WHOLE AGREEMENT**

This Agreement constitutes the whole agreement between the Parties as to the subject matter hereof and no agreements, representations or warranties between the Parties regarding the subject matter hereof other than those set out herein are binding on the Parties.

17. **COUNTERPARTS**

This Agreement may be executed in any number of counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

THUS DONE and SIGNED at Johannesburg. on this the 5th day of June 2008.

For and on behalf of

GEORGIA AVENUE INVESTMENTS 14 (PROPRIETARY) LIMITED

by

____

who warrants his authority hereto

THUS DONE and SIGNED at Johannesburg. on this the 5th day of June 2008.

For and on behalf of

AFRICA VANGUARD RESOURCES (PROPRIETARY) LIMITED

by

who warrants his authority hereto

THUS DONE and SIGNED at Johannesburg. on this the 5th day of June 2008.

For and on behalf of

ROCKWELL RESOURCES RSA (PROPRIETARY) LIMITED

by

who warrants his authority hereto

SCHEDULE A

PLEDGE OF SHARES

We, the undersigned,

GEORGIA AVENUE INVESTMENTS 14 (PROPRIETARY) LIMITED

(Registration Number 2006/034754/07)

have consented to provide security to Rockwell Resources RSA (Proprietary) Limited (registration number 2005/023297/07) ("Creditor") for the due and punctual performance by us of all our obligations (the "Obligations") under the provisions of the loan agreement entered into between us and the Creditor ("Loan Agreement"), being entered into simultaneously with the signing hereof.

1 Accordingly we hereby cede, make over, transfer and deliver al our right title and interest in 169 ordinary shares of R1,00 each fully paid up in the share capital of H C Van Wyk Diamonds Limited (registration number 2001/006812/06) ("HCWD") and 1 626 087 ordinary shares of R0,0005 each fully paid up on the share capital of Klipdam Diamond Mining Company Limited (registration number 1994/001754/06) ("Klipdam"), (collectively the "Pledged Shares"), beneficially owned by ourselves with effect from the date that the Loan Agreement between the Creditor, ourselves and Africa Vanguard Resources (Proprietary) Limited (registration number 2000/014503/07) ("AVR") takes effect.

2 We shall deliver the share certificates in respect of the Pledged Shares as well as share transfer forms duly signed by ourselves, to Mervyn Taback Inc (registration number 2000/024541/21) ("Attorney"), the legal advisors of the Creditor, which shall hold the aforesaid share certificates and share transfer forms in trust until

such time as our obligations under the Loan Agreement have been executed in full and all sums of money payable therein to the Creditor have been settled in full.

3 If any of our Obligations secured by this Pledge under the Loan Agreement (to which this Pledge is annexed as Schedule A), are breached and not remedied in accordance with its terms, and further subject to this Pledge having taken effect, then the Creditor shall be entitled and it is specifically and irrevocably authorised *in rem suam*:

3.1 to exercise in such manner as it deems fit, all our rights as shareholder of each of Klipdam and HCWD ("Companies"), including:

3.1.1 all voting rights attaching to the Pledged Shares;

3.1.2 the right to requisition any meeting of any one of the Companies, as the case may be, for any purpose whatever;

3.2 to sell the Pledged Shares or any part thereof to such persons, in such manner and on such terms and conditions as it deems fit subject to:

3.2.1 the Creditor obtaining:

3.2.1.1 the relevant court order;

3.2.1.2 such appropriate consent from the remaining shareholders of the relevant Company as contemplated in the respective shareholders' agreement between us and the members of that Company, in respect of such action; and

3.2.1.3 the consent of the Minister of the Department of Minerals and Energy ("Minister") to such sale is obtained (if required); and

3.2.2 such sale is to third parties which qualify as historically disadvantaged persons and further as envisaged in Section 100 of the Minerals Petroleum and Resources Development Act, 2002 (as amended) ("MPRD Act") ("BEE Requirement");

3.3 for the purpose of any sale in terms of clause 3.2 to:

3.3.1 institute any legal proceedings which it may deem necessary;

3.3.2 give effective receipts for the discharge of the purchase price of the Pledged Shares so sold by it;

it being specifically agreed that all amounts recovered in connection with any such sale or legal proceedings shall constitute the damages (which for these purposes shall be a maximum of the full amount due and owing together with interest thereon calculated in accordance with the provisions of the Loan Agreement plus a premium of 25% thereon, all as determined on the date of actual payment to the Creditor) suffered by the Creditor entitling it to retain such amount of the proceeds of such sale (the balance, if any, to be repaid to ourselves);

3.4 to, subject to the appropriate court order, obtaining the appropriate consent from the members of the relevant Company, obtaining the Minister's consent and provided that the Creditor complies with the BEE Requirements prescribed in the MPRD Act, take transfer of and procure

registration in its own name any or all of the Pledged Shares at the value at which we acquired such Pledged Shares on the basis as if the Creditor acquired the Pledged Shares in the first instance in our stead;

3.5 generally to do everything which may be required by the Creditor (including instructing the Attorneys to deliver the share certificates and the share transfer forms to it on receipt of written notice from the Creditor and to sign any document which it considers necessary for the purpose of or to give effect to this Pledge.

4 The Creditor shall:

4.1 not have the right to recover any additional amount from us;

4.2 be entitled to sign any transfer form or other document on our behalf and to do anything else which may be necessary to give effect to such sale or transfer.

5 This Pledge shall lapse upon our obligations towards the Creditor in terms of the Loan Agreement being extinguished whereupon we shall be entitled to the return of the Pledged Shares hereby pledged and the Creditor shall have no further claim against us for our obligations contemplated in the Loan Agreement.

6 During the continuance of this Pledge, we shall not without the Creditor's prior written consent and to the extent within our power:

6.1 sell or otherwise dispose of the Pledged Shares or any of them;

6.2 permit any increase of the authorised and issued share capital of any of the Companies or the variation of any of the rights attaching to the Pledged Shares as they are at the date of signature hereof;

6.3 permit any of the Companies to dispose of any of their assets or mortgage, pledge, hypothecate or in any other way encumber any of their respective assets or take on lease any movables, other than in the ordinary course of business; and

6.4 permit a dilution and/or change in the share capital of any one or more of the Companies which will result in such Company no longer qualifying as a historically disadvantaged person as prescribed in the MPRD Act,

and then only to the extent that same is within our control.

7 Any notice to be given to us in terms of this Pledge shall be presumed, until the contrary is proved, to have been received by us if delivered by hand at 1st Floor, Block B, Cullinan Place, Cullinan Close, Morningside, Sandton marked for the attention of the Company Secretary, 1 (one) day after the date of delivery.

8 We hereby indemnify and hold the Attorneys harmless from any and all claims, cost, expense and/or damage arising from any act or omission in executing its obligations hereunder, save if such act or omission may be ascribed to gross negligence and/or wilful misconduct on its part.

SIGNED at Johannesburg on 5 June 2008

For and on behalf of

GEORGIA AVENUE INVESTMENTS 14 (PROPRIETARY) LIMITED

by

____

who warrants his authority hereto